EXHIBIT 4.2.4 TO THE JUDICIAL REORGANIZATION PLAN OF OI GROUP - CONDITIONS APPLICABLE TO THE CREDITS BEFORE BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES (BRAZILIAN BANK OF ECONOMIC AND SOCIAL DEVELOPMENT)

1.         DEFINITIONS AND REFERENCES - The terms and expressions used in capital letters in this Exhibit have their meaning defined in the Judicial Reorganization Plan (“Plan”), except when defined otherwise in this Exhibit, in the Exhibit of Definitions (Exhibit I), or in the Unified Agreement for the Binding and Assigning of Revenue and Other Covenants, as amended.

1.1       Whenever there is a reference to Clauses in this Exhibit, the remission will be to this Exhibit, unless it is expressly stated that the reference is made to a Clause of the Plan.

2.         CONFESSION AND ACKNOWLEDGEMENT OF DEBT - Under this Exhibit (“Exhibit”), Debtors Under Judicial Reorganization confess as certain and exact the debt before BNDES in the amount of three billion, three hundred and twenty-six million, nine hundred and fifty-one thousand, five hundred and twenty-five Reais and thirty centavos (BRL 3,326,951,525.30), calculated on the Request Date, June 20, 2016, as set forth in the list of creditors, corresponding to the total outstanding balance of the debt before BNDES and subject to the judicial reorganization.

2.1       This Exhibit 4.2.4 constitutes, jointly with the Unified Agreement for the Binding and Assigning of Revenue, as amended, as per the terms of the exhibit to this Exhibit 4.2.4, a specific document for the purposes of Clause 9.2 of the Plan.

3.         INTEREST - Over the principal of the debt, the Debtors Under Judicial Reorganization, as defined in Clause 2 (Confession and Acknowledgement of Debt), above, an interest rate of 2.946372% per year will apply (as compensation), exceeding the TJLP - Taxa de Juros de Longo Prazo (Long Term Interest Rate) published by the Central Bank of Brazil, in accordance with the following systematic:

I - When the TJLP is greater than six percent (6%) pear year:

a) The amount corresponding to the portion of the TJLP that exceeds six percent (6%) per year shall be capitalized, from the Request Date, on the fifteenth (15th) day of each month and on its maturity or settlement date, in compliance with the provisions of Clauses 9 and 9.1 (Maturity on Holidays), and ascertained upon the levy of the second term of capitalization on the outstanding balance, considering all financial events occurred in the period:

TC = [(1 + TJLP)/1.06]n/y - 1 (term of capitalization equals to, opening bracket, ratio between TJLP plus the unit, and one integer and six hundredths, closing bracket, raised to the power corresponding to the ratio between “n” and “y”, being the unit deducted from such result), where:

TC - term of capitalization;

TJLP - Long Term Interest Rate (Taxa de Juros de Longo Prazo) disclosed by the Central Bank of Brazil; and

n - number of days between the date of the financial event and the date of capitalization, maturity or settlement of the obligation, considering as a financial event any and all facts of a financial nature which results or may result in a change to the outstanding balance of this Exhibit.

y -        the number of days of the year (365 or 366, if it is a leap year).

b) The percentage of 2.946372% per year above the TJLP (compensation), referred to in the main section of this Clause, plus the non-capitalized portion of the TJLP of six percent (6%) per year, shall be levied on the outstanding balance, on the dates of requirement of the interest referred to in Clause 3.2 or on the date of maturity or settlement of this Exhibit, in compliance with the provisions of letter “a” and considering, for the daily calculation of interest, the number of days elapsed since the date of each financial event and the requirement dates referred to above.

II - When the TJLP is equal to or lower than six percent (6%) per year:

The percentage of 2.946372% per year above the TJLP (compensation) referred to in the main section of this Clause, plus the TJLP itself shall be levied on the outstanding balance, on the dates of requirement of the interest referred to in Clause 3.2 or on the date of maturity or settlement of this Exhibit, considering, for the daily calculation of interest, the number of days elapsed since the date of each financial event and the requirement dates referred to above.

3.1       The amount referred to in item I, letter “a”, to be capitalized and incorporated into the principal amount of the debt, shall be required under the terms of Clause 5 (Repayment).

3.2       The amount calculated in accordance with item I, letter “b”, or item II, will be capitalized on the fifteenth (15th) day of each month as of the Ratification of the Judicial Reorganization Plan until the forty-eighth (48th) month counted as of the Ratification of the Judicial Reorganization Plan, being monthly collectable as of (including) the forty-ninth (49th) month counted as of the Ratification of the Judicial Reorganization Plan, and on the maturity date or liquidation of this Exhibit, in compliance with the provisions of Clauses 9 and 9.1 (Maturity on Holidays).

4.         PROCESSING AND COLLECTION OF DEBT - The collection of the principal and charges shall be made through a collection document issued by BNDES, in advance, for the Debtors Under Judicial Reorganization to settle those obligations on the dates of their maturities.

4.1       Failure to receive the collection notice shall not hold Debtors Under Judicial Reorganization harmless from the obligation to pay the installments of principal amount and the charges on the dates set herein.

4.2       BNDES shall leave information, data and calculation used to calculate the amounts due available for the Debtors Under Judicial Reorganization.

5.         REPAYMENT - The principal under this Exhibit shall be paid to BNDES in one hundred and eight (108) monthly and successive installments, collectable as of the seventy-third (73rd) month counted as of the Ratification of the Judicial Reorganization Plan, as follows:

a)         Nineteen point eight percent (19.8%) in sixty (60) installments, each one in the amount of the principal to become mature according to the adjusted debt corresponding to this percentage, divided by the number of installments still not mature, and the first shall become mature on the 15th day of the seventy-third (73rd) month counted as of the Ratification of the Judicial Reorganization Plan, and the last one on the 15th day of the one hundred and thirty second month (132nd) month counted as of the Ratification of the Judicial Reorganization Plan, in compliance with the provisions of Clause 9 (Maturity on Holidays) of this Exhibit;

b)         seventy-eight point forty-nine percent (78.49%) in forty-seven (47) installments, each one in the amount of the principal to become mature according to the adjusted debt corresponding to this percentage, divided by the number of installments still not mature, and the first shall become mature on the 15th day of the one hundred and thirty third (133rd) month counted as of the Ratification of the Judicial Reorganization Plan, and the last one on the 15th day of the one hundred and seventy-ninth month (179th) month counted as of the Ratification of the Judicial Reorganization Plan, in compliance with the provisions of Clause 9 (Maturity on Holidays) of this Exhibit;

c)         one installment of the principal to become mature according to the remaining adjusted debt, which shall become mature on the 15th day of the one hundred and eightieth (180th) month counted as of the Ratification of the Judicial Reorganization Plan, in compliance with the provisions of Clause 9 (Maturity on Holidays) of this Exhibit;

5.1       Debtors Under Judicial Reorganization undertake to settle all obligations under this Exhibit until the 15th day of the one hundred and eightieth (180th) month counted as of the Ratification of the Judicial Reorganization Plan, date of the last repayment installment.

6.         EVENT OF COMPULSORY ADVANCE PAYMENT - Always up to one hundred and fifty (150) days after the end of the financial year, to be counted from the end of the financial year of the year of the Ratification of the Judicial Reorganization Plan, the Debtors Under Judicial Reorganization shall:

a) calculate the Exceeding Cash Generation for the respective financial year, based on the audited financial statements of the Debtors Under Judicial Reorganization; and

b)         use the Exceeding Cash Generation of the financial year ended to make a distribution proportional to the balances, at the moment of the distribution, to certain creditors in accordance with the Plan, with the consequent proportional reduction of the balance of the respective credits and limited to the sum of credit of these creditors (“Exceeding Cash Generation Offering”).

For purposes of this clause:

“Capital Increase” shall be defined based on the final structure of such capital increase within the scope of the approval of the Judicial Reorganization Plan.

“Exceeding Cash Generation” As of the sixth (6th) financial year counted from the date of the Ratification of the Judicial Reorganization Plan, OI GROUP shall destine to certain creditors, in accordance with the Plan, the amount equivalent to seventy percent (70%) of the Cash Balance that exceeds the Minimum Cash Balance.

“Cash Balance” means the sum of the following accounts of the consolidated balance sheet assets: 1.01.01 Cash and Cash Equivalents; and 1.01.02 Financial Applications; appraised in Oi’s consolidated annual financial statements.

“Minimum Cash Balance”, in relation to any financial year, means the greater value between: (1) 25% of the sum of the OPEX and the CAPEX for the respective financial year, calculated on an annual basis in the consolidated annual financial statements of Oi for the respective financial year; or (2) five billion Reais (BRL 5 billion). Additionally, during (i) the five (5) financial years following the financial year when the Capital Increase - New Funds, as defined in the Judicial Reorganization Plan, any funds derived from the Capital Increase - New Funds will be added to the calculation of the Minimum Cash Balance; and (ii) the four (4) financial years following the one when Oi’s capital increase is concluded, any funds derived from the respective capital increase will be added to the calculation of the Minimum Cash Balance.

6.1. The distribution of income within the Exceeding Cash Generation Offering shall be proportional to the balances, at the moment of the distribution, of the credits to certain creditors as set forth in the Plan. The remaining balance of these credits, after the payment derived from the Exceeding Cash Generation Offering, will be recalculated and adjusted in accordance with the Plan.

7.         DIVIDEND PAYMENT RESTRICTION - Until the sixth (6th) anniversary of the Ratification of the Judicial Reorganization Plan, as applicable, the Debtors Under Judicial Reorganization and any Relevant Controlled Company shall not declare or pay dividends, or other capital returns, or make any other payment or distribution over (or related to) the shares of the capital stock of any Relevant Controlled Company (including any payment related to any merger or consolidation involving the Debtors Under Judicial Reorganization or any Relevant Controlled Company).

The restrictions described in this item do not include the declaration or payment of:

(A)       dividends, capital return, or other distributions exclusively from Controlled Companies to the Debtors Under Judicial Reorganization or to any other Relevant Controlled Company;

(B)       payments by the Debtors Under Judicial Reorganization or any Relevant Controlled Company to dissenting shareholders in accordance to the applicable legislation made after the Ratification of the Reorganization Plan and which are not prohibited in accordance with this Exhibit and the Plan;

(C)       any payment of dividends made in accordance with the Plan.

7.1. After the sixth (6th) anniversary of the Ratification of the Judicial Reorganization Plan, as applicable, the Debtors Under Judicial Reorganization and any Relevant Controlled Company will be authorized to declare or pay dividends, or other capital returns, or make any other payment or distribution over (or related to) their shares (including any payment related to any merger or consolidation involving the Debtors Under Judicial Reorganization or any Relevant Controlled Company) only if the quotient of Oi’s consolidated net debt (i.e., Financial Credits, deducted from Cash, plus Anatel’s credits) / EBITDA of the fiscal year ended immediately before the declaration or payment is equal to or lower than two (2). After the Capital Increase with the Capitalization of Credits and the Capital Increase - New Funds, the payment of dividends, capital returns, or any other payment or distribution over (or related to) their shares (including any payment related to any merger or consolidation involving the Debtors Under Judicial Reorganization) will be authorized if the quotient of Oi’s consolidated financial net debt (i.e., Financial Credits, deducted from Cash) / EBITDA of the fiscal year ended immediately before the declaration or payment is equal to or lower than two (2), it being understood that there will be no restriction to the distribution of dividends after the full payment of the Financial Credits.

The restrictions described in item (7.1) above do not include the declaration or payment of:

(A)       dividends, capital return, or other distributions exclusively from Controlled Companies to the Debtors Under Judicial Reorganization or to any other Relevant Controlled Company;

(B)       payments by the Debtors Under Judicial Reorganization or any Relevant Controlled Company to dissenting shareholders in accordance to the applicable legislation made after the Ratification of the Reorganization Plan and which are not prohibited in accordance with this Exhibit and the Plan;

(C)       any payment of dividends made in accordance with the Plan.

8.         CHANGE OF THE STATUTORY CRITERION FOR THE COMPENSATION OF FUNDS FROM PIS/PASEP AND FAT - If the legal criterion of compensation of the funds passed on to BNDES, from the PIS/PASEP Participation Fund and/or the Workers’ Support Fund (Fundo de Amparo ao Trabalhador – FAT) is replaced, the compensation set forth in Clause 3 may, at BNDES’s discretion, be made upon the use of the new criterion of compensation of said funds or another one indicated by BNDES which, in addition to preserving the actual value of the transaction, compensates it at the same levels as before. In this case, BNDES shall notify in writing the Debtors Under Judicial Reorganization about the changes.

9.         MATURITY ON HOLIDAYS - Every maturity date of installments of repayment of the principal amount and charges which occurs on a Saturday, Sunday or national, state, district or local holidays, including bank holidays, shall be, for all purposes and effects hereof, postponed to the next subsequent business day, the charges being calculated until such date, and the following regular period of ascertainment and calculation of the charges of this Exhibit also starting as from such date.

9.1       For purposes of the provisions of Clause 9, except for express provisions otherwise, the holidays of the place where the headquarters of the Debtors Under Judicial Reorganization are located shall be considered, the address of which is indicated in the Plan.

10.       SPECIAL OBLIGATIONS OF THE DEBTORS UNDER JUDICIAL REORGANIZATION - Debtors Under Judicial Reorganization undertake to:

I - comply, as applicable, until the final settlement of the debt resulting herefrom, the “PROVISIONS APPLICABLE TO BNDES AGREEMENTS”, approved by Resolution No. 665, of December 10, 1987, partially amended by Resolution No. 775, of December 16, 1991, by Resolution No. 863, of March 11, 1996, by Resolution No. 878, of September 4, 1996, by Resolution No. 894, of March 6, 1997, by Resolution No. 927, of April 1, 1998, by Resolution No. 976, of September 24, 2001, by Resolution No. 1,571, of March 4, 2008, by Resolution No. 1,832, of September 15, 2009, by Resolution No. 2,078, of March 15, 2011, by Resolution No. 2,139, of August 30, 2011, by Resolution No. 2,181, of November 8, 2011, by Resolution No. 2,556, of December 23, 2013, by Resolution No. 2,558, of December 23, 2013, by Resolution No. 2,607, of April 8, 2014, by Resolution No. 2,616, of May 6, 2014, and by Resolution No. 3,148, of May 24, 2017, all from BNDES’ Executive Office, published in the Official Gazette of the Federal Executive (Section I), of December 29, 1987, December 27, 1991, April 8, 1996, September 24, 1996, March 19, 1997, April 15, 1998, October 31, 2001, March 25, 2008, November 6, 2009, April 4, 2011, September 13, 2011, November 17, 2011, January 24, 2014, February 14, 2014, May 6, 2014, September 3, 2014, and June 2, 2017, respectively, a copy of which is hereby given to the Debtors Under Judicial Reorganization who, after being made aware of the entire contents thereof, represent that they accept it as an integral and inseparable part hereof, for all legal purposes and effects;

II         - to maintain in good standing its obligations before the environmental bodies during the term of effectiveness of this Exhibit;

III        - to observe, during the term of effectiveness of this Exhibit, the provisions of the legislation applicable to disabled persons;

(iv)       notify BNDES, in up to thirty (30) consecutive days counted from the date they become aware of it, that they, or their controllers, controlled companies, or even any of the respective managers, employees, agents, representatives, as well as, when related to the project, suppliers, contractors or subcontractors, are involved in an investigation, action, proceedings and/or action, whether judicial or administrative, conducted by an administrative or judicial, national or foreign authority, regarding the commission of the following acts, provided they are not under secrecy or a closed proceeding:

a)         harmful acts or crimes against competition or tax laws, against the financial system, the stock market, or a national or foreign Government, through money laundering or concealment of assets, rights and values, terrorism, or terrorism financing, set forth in the applicable national and/or foreign legislation;

b)         acts that lead to child work, slave work, environmental crime or violation, and damage to the environment;

V         - not to offer, promise, give, authorize, request or accept, whether directly or indirectly, any undue advantage, of a monetary or any other nature, related in any way with the purpose of this Agreement, as well as not to perform any harmful actions, infractions or crimes against the economic or tax order, the financial system, the capital market or the public administration, whether national or foreign, of “money laundering” or concealment of properties, rights and values, terrorism or financing to terrorism, set forth in the applicable national and/or foreign legislation;

VI        - not commit acts that lead to discrimination of race or gender, child labor, slave work, or that characterize moral or sexual harassment, or that lead to an environmental crime;

VII       - take all measures in its power to prevent its managers, or the managers of its controlled companies, its employees, agents, or representatives, as well as suppliers, contractors or subcontractors related to the project from committing the acts described in items V and VI;

VIII     - inform BNDES, on the date of the event, the name and the CPF/MF (Individual Taxpayers’ Register of the Ministry of Finance) of a person who, occupying a remunerated position or being among its owners, controlling quotaholders or officers, has taken the position of Congressman or Senator;

IX        - without BNDES prior authorization, not assign, bind or create a lien or encumbrance on the right(s) or income(s) given as collateral to BNDES;

X         - present to BNDES, yearly, and until the end of the repayment period of the agreement, the statement mentioned in letter “a” of item V of Clause 12 (Statement of the Debtors Under Judicial Reorganization);

XI        – to submit, annually, up to April 30 of the subsequent year, the financial statements of the Debtors Under Judicial Reorganization with base date of December 31, audited by an independent auditing firm registered with the Brazilian Securities and Exchange Commission, until the final settlement of all the obligations assumed in this Exhibit;

XII       - during the term of this Exhibit, to keep its obligations before the National Telecommunications Agency - ANATEL up-to-date, the non-compliance of which may cause damage to the implementation of the project, and/or significantly affect the quality of the service provided, and/or affect the ability to pay of the Debtors Under Judicial Reorganization;

XIII      - not to create, without the prior and express authorization of BNDES, mortgage guarantees or first-priority bank guarantee in Brazil, in an amount greater than one hundred million U.S. Dollars (USD 100,000,000.00) per year, for the benefit of other long-term creditors, except for usual guarantees in the ordinary course of business of the Debtors Under Judicial Reorganization and those provided in judicial and/or administrative proceedings, without giving the same guarantees to BNDES, with the same priority of payment;

10.1      For the purposes of the special obligation set forth in item I of Clause 10 (Special Obligations of the Debtors Under Judicial Reorganization), the following operations, which are hereby expressly permitted, are excluded from the prohibitions of said item:

a)         Restructuring operations;

i.          Merger of Oi Internet S.A. into Oi or Telemar or Oi Móvel;

ii.         Merger of Oi Móvel into Telemar or Oi;

iii.         Merger of Telemar into Oi;

iv.        Merger of Paggo Administradora Ltda. into Oi Móvel;

v.         Merger of Brasil Telecom Comunicação Multimídia Ltda. into Telemar or Oi;

vi.        Merger of Copart 4 into Telemar;

vii.        Merger of Copart 5 into Oi;

viii.       Incorporation or transfer of assets from SEREDE – Serviços de Rede S.A. into one or more Companies Under Judicial Reorganization;

ix.        Incorporation or transfer of assets from Rede Conecta Serviços de Rede S.A. into one or more Companies Under Judicial Reorganization;

x.         Any reorganization that does not cause a relevant adverse material effect on the companies integrating the Oi Group and that does not substantially modify the business nature of the companies integrating the Oi Group.

b)         Sale, transfer, disposal of, or assignment of any of the assets described in Exhibit III.

c)         Granting preference to other credits, repayment of shares, issuance of debentures and profit-sharing bonds, and assumption of new debts, all these operations limited, jointly or individually, to two billion, five hundred million Reais (BRL 2,500,000,000.00).

10.2      For the purposes of the special obligation mentioned in item IV of Clause 10 (Special Obligations of the Debtors Under Judicial Reorganization), Debtors Under Judicial Reorganization are deemed aware upon:

a)         the receipt of process, summons or notice, whether judicial or extrajudicial, conducted by a national or foreign legal or administrative authority;

b)         notification of the fact by Debtors Under Judicial Reorganization to the relevant authority; and

c)         the adoption of a judicial or extrajudicial measure by Debtors Under Judicial Reorganization against the violator.

10.2      In the situations set forth in item IV of Clause 10 (Special Obligations of the Debtors Under Judicial Reorganization), the Debtors Under Judicial Reorganization shall, when requested by BNDES and whenever available, provide copies of decisions rendered and of any judicial or extrajudicial settlements within said procedures, as well as they shall provide detailed information on the measures adopted in response to these procedures.

10.3.     For the purposes of the special obligation mentioned in item VII, the implementation, maintenance and/or improvement of internal control practices and/or systems, including conduct standards, integrity policies and procedures, seeking to ensure the strict compliance with the national or foreign legislation applicable to the Debtors Under Judicial Reorganization and/or their controlled companies, among others, are considered measures destined to prevent corruption practices.

11.       LIABILITY IN CORPORATE SUCCESSION – In case of corporate succession, the possible successors of Debtors under Judicial Reorganization shall be jointly liable for the obligations arising herefrom.

11.1      The provisions of this Clause 11 (Liability in Corporate Succession) shall not apply if there is prior consent of BNDES to the dismissal of the joint and several liabilities in the partial spin-off.

12.       REPRESENTATIONS OF DEBTORS UNDER JUDICIAL REORGANIZATION – The Debtors under Judicial Reorganization represent, on the date of Approval of the Plan, that:

I -        In relation to the legitimacy to contract:

a)         they have full power, authority and capacity to enter into this Exhibit and comply with the obligations undertaken thereby herein, having adopted all required corporate measures to authorize the respective execution;

b)         there is no Federal Congressperson or Senator, whether qualified for or invested in the Office thereof, occupying a remunerated position or amongst its owners, controllers or officers, with the prohibitions set forth in the Federal Constitution, article 54, items I and II not being constituted;

II -       In relation to legal practices:

a)         they comply with the anti-bribery laws, regulations and policies, and also with orders and rules enacted by any national or foreign body or entity to which they are subject by legal or contractual obligation, which have as purpose to restrain or prevent bribery practices, illegal expenses related to political activity, harmful acts, infractions or crimes against the tax or economic system, the financial system, the capital market or the national or foreign public administration, of money laundering or occultation of assets, rights and amounts, terrorism or financing thereof, set forth in the applicable national and/or foreign legislation;

b)         they are not aware of the practice of any act by suppliers, contractors or sub-contractors for execution of the project or in relation thereto which violates any of the rules mentioned in line “a” of this item;

c)         none of them, and none of their controlled companies, and also none of their respective managers, employees, agents, representatives or any other person acting on their name or to their benefit is currently subject to any embargo enacted or enforced by the Brazilian government, by the United Nations’ Security Council or by any other jurisdiction applicable to Debtors Under Judicial Reorganization or companies controlled thereby;

d)         none of them, and none of their controlled companies are constituted, domiciled or located in a country or territory which is subject to any embargo enacted or enforced by the Brazilian government, by the United Nations’ Security Council or by any other jurisdiction applicable to Debtors Under Judicial Reorganization or companies controlled thereby;

e)         none of them, and none of their controlled companies are aware of having taken part or being part of any negotiation with any person or any country or territory which, at the time of such negotiation, was or currently is subject to any embargo enacted or enforced by the Brazilian government, the United Nations’ Security Council or by any other jurisdiction applicable to Debtors Under Judicial Reorganization or companies controlled thereby;

f)         they are not aware of any facts which were not expressly declared and that, if known, could adversely affect the decision of granting the financing.

III -      In relation to social and environmental aspects:

a)         they comply with the provisions of the legislation pertaining to the National Environmental Policy and actions aimed at avoiding or redressing damages or violations to the environment, to occupational safety and medicine which may be caused by the project;

b)         their standing is regular before the environmental bodies, with all licenses, authorizations, grants and the like currently required for the project and submitted to BNDES being valid;

c)         they comply with the applicable legislation regarding people with disabilities in the performance of the project, in particular, the requirements set forth in Law No. 13,146, of July 6, 2015 (Disabled Persons’ Statute);

IV -      In relation to tax aspects:

a)         their standing is regular regarding tax obligations, including social, labor and social security contributions.

V -       In relation to guarantees provided:

a)         there was no assignment, binding or pledge or lien constitution over the right(s) or revenue(s) given as guarantee to BNDES.

12.1      The Debtors Under Judicial Reorganization are aware that falsehood in any representation provided in the main section of this Clause may entail the application of the relevant legal sanctions, of a civil and criminal nature, in addition to the early termination of the Exhibit.

12.2      The Debtors Under Judicial Reorganization shall, whenever requested by BNDES, within 30 days from the date of receipt of notice in such sense, expressly ratify the representations provided in this Clause 12, communicating any relevant factual change which may cause the representations to be no longer true, consistent, correct or sufficient, until the final liquidation of all obligations arising herefrom.

13.       CONFIDENTIALITY TRANSFER - The Debtors under Judicial Reorganization are aware that BNDES will provide to the Federal Accounting Court (TCU), to the Federal Public Prosecution Office (MPF) and to the Ministry of Transparency, Supervision and Control all information requested by them, transferring the duty of confidentiality.

14.       MUTUAL POWER OF ATTORNEY - The Debtors under Judicial Reorganization hereby irrevocably and irreversibly appoint each other, mutually and reciprocally, as attorneys-in-fact until the final settlement of the debt undertaken herein, with powers to be served process, receive notices and summons, and also with “ad judicia” powers for general jurisdiction, which may be delegated to counsel, all of the above with regard to any proceedings, in or out of court, filed against them by BNDES as a result of this Exhibit, and may perform all acts necessary for the strict and faithful compliance with such power of attorney.

15.       DEFAULT – In case of default of the obligations assumed by the Debtors Under Judicial Reorganization, the provisions of articles 40 to 47-A of the “PROVISIONS APPLICABLE TO BNDES AGREEMENTS”, referred to in Clause 10 (Special Obligations of Debtors Under Judicial Reorganization), item I, shall apply.

16.       EARLY SETTLEMENT OF THE DEBT - In the event of early settlement of the entire debt, the guarantees shall be released, and the other provisions of article 18, Paragraph Two, of the “PROVISIONS APPLICABLE TO BNDES AGREEMENTS” referred to in Clause 10, item I shall be applied.

17.       SPECIAL OBLIGATIONS OF OI S.A. – OI S.A. hereby ratifies the obligation of keeping, during effectiveness of this Exhibit and until the full settlement of the obligations set forth herein, four of the five financial indexes, pursuant to the amounts set forth as follows, appraised quarterly, always in the months of March, June, September and December, based on the twelve (12) months immediately prior covered by OI S.A. consolidated financial statements, audited by external auditors enrolled with the Brazilian Securities and Exchange Commission:

a)         Net Financial Debt/EBITDA: equal to or lower than 4,0

b)         EBITDA/Debt Service: equal to or higher than 1.75;

c)         (Short-Term Debt – Available Funds) / EBITDA: equal to or lower than 0.70;

d)         PL / AT: equal to or higher than 0.25;

e)         [EBITDA - (Income Tax + Social Contribution)] / [Repayments + (Financial Expenses – Financial Revenues) – Available Funds in the closing of the previous financial year]: equal to or higher than 1.30.

17.1      Non-compliance, by OI S.A., with two or more of the financial indexes listed in Clause 17 shall entail the freezing of the “Withholding Accounts”, under the Unified agreement for the Binding and Assigning of Revenue and Other Covenants, of September 20, 2013, as amended, even if the amendment set forth in the final part of Clause 19 hereof has not been entered into.

17.2      The Debtors Under Judicial Reorganization may submit to BNDES approval to the substitution of the freezing of assets, set forth in Clause 17.1 above, by a reinforcement of guarantees by means of the pledge or pre-existing financial applications, held by the Debtors Under Judicial Reorganization, at a sum sufficient to comply with the freezing order, and such pledge shall be released when the agreed financial indexes are reestablished, appraised as set forth in Clause 17. The Debtors Under Judicial Reorganization shall be liable for compliance with all formalities required to constitute this guarantee, which shall be the object of a separate instrument.

17.3      If it is evidenced that OI S.A. failed to comply with two (2) or more financial indexes set forth in Clause 17 in a single appraisal period, BNDES may opt, within forty-five (45) days after the official disclosure to the market of the OI S.A.’s results, between:

i)          maintenance of the freezing set forth in Clause 17.1; or

ii)         declaration of the early maturity of the debt subject matter of this Exhibit, with the enforcement of the debt and immediate suspension of any advance.

17.4      For purposes of calculation of the indexes contained in Clause 17, the following definitions and criteria shall be adopted:

a)         Total Financial Debt = sum of the consolidated encumbered debts of OI S.A. to individuals and/or legal entities, including loans and funding from third parties; issue of Debentures, of Commercial Papers, in the local and/or international securities market (Bonds, Eurobonds and others); aval guarantees, sureties, pledges or securities given, as well as the sale or assignment of future receivables, if they are accounted for as obligations in OI S.A.’s consolidated Financial Statements;

b)         Net Financial Debt = Total Financial Debt minus the sum of Available Funds;

c)         EBITDA = sum (without duplicities), for the last and consecutive four financial quarters, each one an “accounting period”, (i) of the operational result for a certain accounting period (adjusted by extraordinary profits and losses); (ii) of the following factors deducted for purposes of determining the operational result: (1) consolidated depreciation and amortization occurred in that same accounting period; (2) financial revenues arising from other activities inherent to its business, namely: operational profit before financial expenses, taxes, depreciation and amortization, as per consolidated financial statements;

d)         Debt Service = sum of interest of the Total Debt paid in the last and consecutive four  financial quarters. Such calculation excludes any foreign exchange and monetary variations of debt and cash and, lastly, the expenses arising from provisions, which did not have an impact on the consolidated cash flow, but only an accounting record.

e)         Short-Term Debt = sum of the Loans and Financings, Debentures, Commercial Papers, bonds issued in the international market (Bonds, Eurobonds) balance, registered in the current liabilities;

f)         Available Funds = funds deposited in Cash and in financial applications, registered in the current assets;

g)         PL = Net Equity, including “Minority Interests”;

h)         AT = Total Assets;

i)          Prepayments = sum of Total Debt prepayments, paid over the last and consecutive four fiscal quarters; and

j)          Income Tax, Social Contribution and Financial Revenues = sum of the amounts accounted in the results statement for the last and consecutive four fiscal quarters.

18.       RATIFICATION OF THE ASSIGNMENT OF INDEMNIFICATION IN CASE OF GRANT TERMINATION – To assure payment of any obligations arising from this Exhibit, such as the debt principal, interest, commissions, conventional penalty, fines and expenses, the Debtors Under Judicial Reorganization ratify the BNDES guarantees related to credits object of this Exhibit, under articles 49, paragraph 1; 50, paragraph 1; and 59, main section, of Law No. 11,101/2005, particularly with regard to the Assignment of Indemnification In Case of Grant Termination, which OI and TELEMAR hereby irrevocably and irreversibly ratify to grant, on behalf of BNDES, the indemnifications owed thereto in case of termination of the Grant Agreements pertaining to commuted landline telephone services, entered into between OI or TELEMAR and the National Telecommunications Agency – ANATEL, at a sum sufficient for the settlement of the debt assumed herein.

18.1      Ratification of the guarantee referred to in Clause 18 (Assignment of Indemnification in case of grant termination) may be delivered by means of notification to the Granting Authority, by means of ANATEL, attaching a copy of this Exhibit, for purposes of article 290 of the Civil Code, as well as requesting that any payment of indemnification in case of termination of the Grant Agreements for the commuted landline telephone services entered into between OI or TELEMAR and ANATEL be directly carried out before BNDES, at a sum sufficient to settle the obligations assumed hereunder.

19.       RATIFICATION OF BINDING AND ASSIGNMENT OF REVENUES – To assure payment of any obligations arising herefrom, such as debt principal, interest, commissions, conventional penalty, fines and expenses, the Debtors Under Judicial Reorganization ratify the BNDES guarantees related to the credits object of this Exhibit, under articles 49, paragraph 1; 50, paragraph 1; and 59, main section, of Law No. 11,101/2005, particularly with regard to the provisions of the Unified Agreement for the Binding and Assigning of Revenue and Other Covenants, filed under No. 948348, with the Fourth Registry of Deeds and Documents of Rio de Janeiro (“Assignment Agreement”), on October 04, 2013, as amended, by means of which, and as guarantee of financings contracted the bound revenues of OI, OI MÓVEL and TELEMAR were pledged, the companies undertake to faithfully comply with, up to the full payment of BNDES credits subject to the Judicial Reorganization Plan and assumed hereunder, remaining fully valid and effective, although it shall be amended, within ninety days from the Court Ratification of the Plan, for purposes of, after ratification of the other contractual provisions, changing the wording of clause eight of the Assignment Agreement for the financial indexes set forth therein by means of reference to the financing agreements to be set forth by reference to Clause 17 of this Exhibit 4.2.4, by means of which such financial indexes are ratified, as well as the wording of paragraph four of Clause Nine to update information included therein for purposes of article 1,424 of the Civil Code, under Exhibit II to this Exhibit 4.2.4.

20.       EARLY MATURITY - BNDES may order the early maturity of the credit governed by this Exhibit, with immediate enforcement of the debt or transformation of the Judicial Reorganization into Bankruptcy, under articles 61, paragraph 1, and 73, IV, of Law No. 11,101/05, in the applicable period, if, in addition to the cases set forth in articles 39 and 40 of the “PROVISIONS APPLICABLE TO BNDES AGREEMENTS”, to which Clause 10 (Special Obligations of Debtors Under Judicial Reorganization), item I, refers to, the following is evidenced by BNDES:

a)         the existence of a sentence made final and unappealable due to the performance of acts by Debtors under Judicial Reorganization that entail child labor, slave labor or crimes against the environment;

b)         falsehood of representations presented in Clause 12 (Representations of Debtors Under Judicial Reorganization);

c)         inclusion, in a company agreement, bylaws or articles of association of the Debtors under Reorganization, or of the companies controlling them, of a provision by means of which a special quorum is required for resolution or approval of matters that limit or restrict the control of any of these companies by their respective controlling entities, or, also, the inclusion in those documents, of device that imposes:

i)          restrictions on the Debtors under Judicial Reorganization’s ability to grow or on their technological development;

ii)         restrictions on the access of Debtors Under Judicial Reorganization to new markets; or restrictions or damages to the payment capacity regarding the financial obligations arising from this transaction;

d)         the expiration of the licenses granted to the Debtors under Judicial Reorganization by the National Telecommunications Agency - ANATEL, for the exploration of the telephone services.

20.1      The debt set forth in this Exhibit shall also have early maturity, with the requirement of the debt execution on the date in which a person who has a remunerated job at Debtors under Judicial Reorganization or who is one of its owners, controllers or officers, is invested in the position of Congressman or Senator, which people are encompassed by the prohibitions set forth by the Federal Constitution, article 54, items I and II. There will be no assessment of default charges, provided that the payment occurs within five (5) business days as of the date of the investiture, under penalty of, if it does not do so, the charges set forth for the events of early maturity due to default being levied.

20.2      The statement of early maturity based on the provisions set in sub-item “a” shall not occur if the redress imposed is made or while the penalty imposed to Debtors under Judicial Reorganization is being complied with, observing due legal process.

21.       SUSPENSION OF OBLIGATIONS - Starting on the date of an Event of Suspension of Obligations and ending on a Reversal Date (as defined below) (said period being referred to as “Suspension Period”) with regard to this Agreement, the obligations listed below shall no longer be applicable to this Agreement (“Suspended Obligations”):

(1)        Event of Mandatory Pre-Payment, set forth in Clause 6 of this Exhibit;

(2)        Restriction to the Payment of Dividends, set forth in Clause 7 of this Exhibit;

21.1.     During any time period, in case two (2) among the following rating agencies (Standard & Poor’s, Fitch Ratings or Moody’s) rate Oi as investment grade and no noncompliance or Event of Early Maturity has occurred, the obligations listed in clause Suspension of Obligations shall be suspended (“Event of Suspension of Obligations”). If, on any subsequent date (“Reversal Date”), one (1) or both rating agencies cancel the investment grade or reduce the ratings of Oi below the investment grade, the Suspended Obligations shall be again applicable. The Debtors Under Judicial Reorganization shall notify BNDES by means of a letter regarding the occurrence of an Event of Suspension of Obligations or the Reversal Date.

22.       FINE FOR COURT FILING - In case of judicial collection of the debt assumed herein, the Debtors Under Judicial Reorganization shall pay a penalty of ten percent (10%) over the debt’s principal and charges, in addition to extrajudicial and judicial expenses, and attorneys’ fees, owed as of the date the judicial collection is filed.

23.       SEVERABILITY - The Companies Under Judicial Reorganization are severally liable for the compliance of all obligations set forth in this Exhibit, as set forth in clause 3.1.1.2 of the Judicial Reorganization Plan.

24.       JURISDICTION - The Courts of Rio de Janeiro and of the place where BNDES is headquartered are hereby elected to settle any litigation arising herefrom, which cannot be settled out of court.

25.       MISCELLANEOUS - The remaining miscellaneous provisions of the Plan, of which this Exhibit is a part, apply hereto, except when such provisions conflict with this Exhibit.

25.1      The provisions hereof, including the “PROVISIONS APPLICABLE TO THE BNDES AGREEMENTS”, to which Clause 10 (Special Obligations of the Companies Under Judicial Reorganization), item I, refer to, shall always prevail over the Plan regarding the BNDES credits governed by this Exhibit.

EXHIBIT I - DEFINITIONS OF EXHIBIT 4.2.4 TO THE JUDICIAL REORGANIZATION PLAN OF OI GROUP - CONDITIONS APPLICABLE TO THE CREDITS OF BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES

The terms set forth for Exhibit 4.2.4, shall have the following meaning:

“Total Assets” means the total value of Oi’s consolidated assets, defined as “total Assets” in Oi’s consolidated balance sheet, at the end of the most recently ended financial quarter or complete annual period for which the financial statements published by Oi are available.

“CAPEX” means investments made to acquire physical assets or services that will expand Oi’s capacity (consolidating its controlled companies) to generate profit. It is an abbreviation for “capital expenditure”.

“Relevant Controlled Company” means any of the Debtors.

“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as undue by decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

“Financial Credits” means the Pre-Petition Credits arising from transactions executed within the scope of the National Financial System with financial institutions.

“Debtors Under Judicial Reorganization” mean OI S.A - UNDER JUDICIAL REORGANIZATION, a publicly held corporation, with its principal place of business at Rua do Lavradio nº 71, Centro, CEP 20230-070, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the CNPJ/MF under No. 76.535.764/0001-43, herein duly represented under its bylaws; TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION, a closely held corporation, enrolled in the CNPJ/MF under No. 33.000.118/0001-79, with its registered office and principal place of business at Rua do Lavradio nº 71, Centro CEP 20230-070, in the City of Rio de Janeiro, State of Rio de Janeiro; and OI MÓVEL S.A. - UNDER JUDICIAL REORGANIZATION, a closely held corporation, enrolled in the CNPJ/MF under No. 05.423.963/0001-11, with its registered office and principal place of business at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), Brasília - DF, CEP: 70713-900.

“Business Day” means any when the banks work in the City of Rio de Janeiro.

“Total Consolidated Debt” means Oi’s consolidated Indebtedness.

“Indebtedness” means the sum of the balance of loans and financings of Debentures, commercial papers and instruments issued in the international market (bonds, Eurobonds), recorded in the (current and non-current) liabilities, as well as the balance of derivative instruments recorded in the (current and non-current) assets or liabilities of Oi’s consolidated balance sheet. For the avoidance of any doubt, “Indebtedness” shall not include any obligations due in relation to the “Fiscal Recovery Program - REFIS,” the “Special Tax Installment Payment Program – State REFIS” and the “Special Installment Payment Program - PAES”, any other agreement for payment of taxes entered into with any Brazilian governmental entity, as well as any payment obligations towards the regulatory agencies and/or any other payment agreement that is owed to any creditor who, prior to the Judicial Reorganization Ratification Date was not considered in the calculation of Indebtedness.

“Encumbrance” means mortgage, pledge, security interest, lien, encumbrance or charges of any kind (including, but not limited to, any sale condition or another agreement for property reservation or lease or any other agreement to give any security interest).

“Oi Group” means Oi and its Controlled Companies;

“OPEX” means the result of the continuous costs that a company has to keep running. It means operational expenditure.

“Judicial Reorganization Plan” or “Plan” means the Judicial Reorganization Plan of Oi, Telemar, Oi Móvel, Copart 4, Copart 5, PTIF and OI Coop, ratified in court in the case records of the Judicial Reorganization proceedings in progress before the 7th Commercial Court of the District of the Capital of Rio de Janeiro, under No. 0203711-65.2016.8.19.001.

“Person” means any individual, partnership, joint-stock company, limited liability company, business trust, mixed company, trust, association, joint venture, or any country or government, any state, province or other political subdivision thereof, any central bank (or similar regulatory and monetary authority) in this respect, and any entity exercising executive, legislative, judicial, regulatory or administrative duties or in connection with the government.

“Companies Under Judicial Reorganization” means the companies Oi S.A. - Under Judicial Reorganization (“Oi”), Telemar Norte Leste S.A. - Under Judicial Reorganization (“Telemar”), Oi Móvel S.A. - Under Judicial Reorganization (“Oi Móvel”), of Copart 4 Participações S.A. - Under Judicial Reorganization, of Copart 5 Participações S.A. - Under Judicial Reorganization, of Portugal Telecom International Finance B.V. - Under Judicial Reorganization and Oi Brasil Holdings Cooperatief UA - Under Judicial reorganization (each individually referred to as “Company Under Judicial Reorganization” and, jointly, as “Companies Under Judicial Reorganization”).

EXHIBIT II TO EXHIBIT 4.2.4 TO THE JUDICIAL REORGANIZATION PLAN OF OI GROUP - CONDITIONS APPLICABLE TO THE CREDITS OF BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES

AMENDMENT TO THE UNIFIED AGREEMENT FOR THE BINDING AND ASSIGNING OF REVENUE AND OTHER COVENANTS BETWEEN BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES, TELEMAR NORTE LESTE S.A. - UNDER JUDICIAL REORGANIZATION, OI S.A - UNDER JUDICIAL REORGANIZATION, AND OI MÓVEL S.A. - UNDER JUDICIAL REORGANIZATION, WITH INTERVENTION FROM THIRD PARTIES, PURSUANT TO THE FOLLOWING:

THE BRAZILIAN DEVELOPMENT BANK (BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL – BNDES), herein referred to simply as BNDES, a federal public company headquartered in Brasília, Federal District, and with services in this City, at Avenida República do Chile No. 100, enrolled in the National Register of Legal Entities (CNPJ) under No. 33.657.248/0001-89, by its undersigned representatives;

OI S.A. – UNDER JUDICIAL REORGANIZATION, a publicly-held corporation, with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua do Lavradio, 71, Centro, Rio de Janeiro, CEP: 20230-070, enrolled in the CNPJ/MF under No. 76.535.764/0001-43, by its undersigned representatives, hereinafter referred to simply as OI S.A.;

TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION, a publicly-held corporation, with its principal place of business in Rio de Janeiro, State of Rio de Janeiro, at Rua do Lavradio, 71, Centro, Rio de Janeiro, CEP: 20230-070, enrolled in the CNPJ/MF under No. 33.000.118/0001-79, by its undersigned representatives, hereinafter referred to simply as TELEMAR.

OI MÓVEL S.A. - UNDER JUDICIAL REORGANIZATION, hereinafter referred to as OI MÓVEL, with its principal place of business in Brasília, Distrito Federal, Setor Comercial Norte, Quadra 03, Bl. A, Ed. Estação Telefônica, Térreo, Parte 2, Brasília/DF, CEP 70.713- 900, enrolled in the CNPJ under No. 05.423.963/0001-11, by its undersigned legal representatives, hereinafter referred to simply as OI MÓVEL;

and, jointly, OI MÓVEL, OI S.A. and TELEMAR referred to as BENEFICIARIES, COMPANIES UNDER JUDICIAL REORGANIZATION or DEBTORS UNDER JUDICIAL REORGANIZATION, and

BANCO DO BRASIL S.A., hereinafter referred to as BANCO DO BRASIL or CENTRALIZING BANK, financial institution with its principal place of business in Brasília, Distrito Federal, through its branch in the City of São Paulo, branch Large Corporate 3070, prefix 3070-8, located at Av. Paulista, 2300, 2º andar, enrolled in the CNPJ under No. 00.000.000/1947-00, by its undersigned representatives.

WHEREAS:

1.         BNDES and the BENEFICIARIES have entered, amongst themselves, the Agreements for Financing Upon a Credit Facility No. 09.2.1169.1, of December 8, 2009; No. 09.2.1168.1, of December 8, 2009; No. 09.2.1170.1, of December 8, 2009; No. 09.2.1171.1, of December 8, 2009; No. 12.2.1236.1, of December 17, 2012, as amended, that are referred to jointly as FINANCINGS;

2.         To ensure the satisfaction of the obligations undertaken before BNDES in the FINANCINGS, BNDES, TELEMAR, OI and OI MÓVEL, with intervention from the CENTRALIZING BANK, signed on September 20, 2013, the UNIFIED AGREEMENT FOR THE BINDING AND ASSIGNING OF REVENUE AND OTHER COVENANTS, entered by private instrument, registered under No. 948348, on October 4, 2013, at the 4th Registry Office of Deeds and Documents of Rio de Janeiro - RJ, Amendment No. 1 entered into on October 8, 2013, by private instrument registered on March 18, 2014, under No. 954886, at the 4th Registry Office of Deeds and Documents of the City of Rio de Janeiro and Amendment No. 2 entered into on August 14, 2015, by private instrument registered on December 10, 2015, under No. 981894, at the 4th Registry Office of Deeds and Documents of the City of Rio de Janeiro, hereinafter referred to as “ASSIGNMENT AGREEMENT”;

3.         On June 20, 2016, a request for Judicial Reorganization of OI, TELEMAR, OI MÓVEL, COPART 4 PARTICIPAÇÕES S.A., COPART 5 PARTICIPAÇÕES S.A., PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. and OI BRASIL HOLDINGS COÖPERATIEF U.A., jointly referred to as “OI GROUP” or “COMPANIES UNDER JUDICIAL REORGANIZATION” was distributed, which is in progress at the 7th Commercial Court of the District of the Capital of Rio de Janeiro - RJ (Judicial Reorganization Proceedings 0203711-65.2016.8.19.0001);

4.         On September 20, 2016, a public notice was published with the decision that granted the processing of the Judicial Reorganization and the first list of creditors, in which BNDES is classified at the Secured Creditors Class (Class II) for the amount of the FINANCINGS;

5.         The granting of judicial reorganization under the Judicial Reorganization Plan (the “Plan”) of the COMPANIES UNDER JUDICIAL REORGANIZATION will entail the novation of the FINANCINGS, to be paid under Exhibit 4.2.4 to the Plan, as of the date of Judicial Ratification of the Plan, as defined in the Plan;

6.         Under articles 49, Paragraph 1; 50, Paragraph 1; and 59, main section of Law No. 11,101/2005, the DEBTORS UNDER JUDICIAL REORGANIZATION fully ratified the guarantees contracted with BNDES through the FINANCINGS, to ensure the payment of any obligations subject to the Plan, as the principal of the debt, interest, commissions, conventional penalty, fine and expenses that, due to the reorganization novation are fully included in the concept of FINANCINGS;

7.         As agreed in the Plan, the Parties amend the ASSIGNMENT AGREEMENT to adjust Clause Eight to the terms of Exhibit 4.2.4 to the Plan, which started to set forth in Clause 17 the financial indexes previously set forth in the FINANCING instruments;

In witness whereof, the Parties amend the ASSIGNMENT AGREEMENT, to which this instrument becomes an integral part, for all legal purposes and effects, upon the following clauses:

FIRST

PURPOSE

This amendment has the purpose of adjusting in the ASSIGNMENT AGREEMENT the remissions to the financial indexes already set forth in the original FINANCING instruments, which is set forth in Exhibit 4.2.4 to the Plan adjusting the content of the main section of Clause EIGHT of the ASSIGNMENT AGREEMENT, and to update the amount of the balance of the FINANCINGS described in the ASSIGNMENT AGREEMENT, altering the content of Paragraph Four of Clause NINE of the ASSIGNMENT AGREEMENT.

SECOND

AMENDMENT

Due to the agreement signed between BNDES, the BENEFICIARIES and BANCO DO BRASIL, the following modifications are set forth:

I - Amendment to the main section of Clause EIGHT, which will be effective with the following wording:

“EIGHT

FREEZING OF THE WITHHOLDING ACCOUNT

The equivalent to six (6) times the LARGEST INSTALLMENT shall be frozen in all WITHHOLDING ACCOUNTS, in case of non-compliance of two (2) or more of the financial indexes set forth in Clause 17 of Exhibit 4.2.4 to the Plan, as set forth in Clause 19 of Exhibit 4.2.4 to the Plan.

II         - Amendment to Paragraph Four of Clause NINE, which will be effective with the following wording:

“PARAGRAPH FOUR

For the purposes of the provisions in article 1424 of the Brazilian Civil Code, the Interest Clauses of the FINANCINGS until June 20, 2016 and of Exhibit 4.2.4 to the Plan are an integral part of this ASSIGNMENT AGREEMENT, as of the date of Judicial Ratification of the Plan over the qualified credit amount. The principal amount of each of the FINANCINGS and its original maturity dates are listed in the chart below, and the terms of the Plan and particularly Exhibit 4.2.4 shall be observed, within the scope of which the credit subject to Judicial Reorganization arising from the FINANCINGS is accounted at three billion, three hundred and twenty-six million, nine hundred and fifty-one thousand, five hundred and twenty-five Reais and thirty centavos (BRL 3,326,951,525.30), on the date of request for judicial reorganization, with the term of one hundred and eighty months as of the date of ratification of the Plan as the final maturity:

Beneficiaries	Agreement No.	Principal Amount of the FINANCINGS	Original Maturity of the Agreement	New Maturity of the Agreement[1]
TELEMAR	09.2.1169.1	BRL 2,371,424,000.00	December 15, 2018	[●]
OI MÓVEL	09.2.1168.1	BRL 642,196,000.00	December 15, 2018	[●]
OI S.A.	09.2.1170.1	BRL 623,445,000.00	December 15, 2018	[●]
OI MÓVEL	09.2.1171.1	BRL 766,018,000.00	December 15, 2018	[●]
BENEFICIARIES	12.2.1236.1	BRL 5,417,640,000.00	July 15, 2021	[●]

1 180 months as of the date of ratification of the Plan.

”.

THIRD

RATIFICATION

The Contracting Parties and BANCO DO BRASIL hereby ratify all Clauses and Conditions of the ASSIGNMENT AGREEMENT, provided they do not conflict with the provisions set forth in this Amendment, and the guarantees contracted in such Agreement are kept, and such Amendment shall not entail a novation.

FOUR

REGISTRATION

The BENEFICIARIES undertake to cause the annotation of this Amendment to the margin of the records mentioned in the preamble hereof, which shall be evidenced to BNDES within sixty (60) days as of this date.

In witness whereof, the parties execute this Agreement in six (6) counterparts of equal content and for one sole effect, in the presence of the undersigned witnesses.

Rio de Janeiro, [blank], [blank].

BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES

OI S.A. – UNDER JUDICIAL REORGANIZATION

OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION

TELEMAR NORTE LESTE S.A. - UNDER JUDICIAL REORGANIZATION

BANCO DO BRASIL S.A.

WITNESSES:

Name: ID: CPF:	Name: ID: CPF:

EXHIBIT III TO EXHIBIT 4.2.4 TO THE JUDICIAL REORGANIZATION PLAN OF OI GROUP - CONDITIONS APPLICABLE TO THE CREDITS OF BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES

List of Assets that may be directly or indirectly disposed

1.         UNITEL S.A., an Angolan company with tax identification number 5410003144, registered before the Commercial Registry of Luanda under number 44/199, headquartered in Talatona, Sector 22, via C3, Edifício UNITEL, Luanda Sul, Angola.

2.         BRASIL TELECOM CALL CENTER S.A., a corporation enrolled in the CNPJ/MF under No. 04.014.081/0001-30, and in the Commercial Registry of the State of Goiás under NIRE 53 3 0000758-6, headquartered at Rodovia BR 153, Km 06, S/N, Bloco 03, Vila Redenção, in the City of Goiânia, State of Goiás, CEP 74.845-090;

3.         TIMOR TELECOM, S.A., corporation, collective entity No. 1014630, registered with the National Administration of Domestic Trade under No. 01847/MTCI/XI/2012, with its principal place of business at Rua Presidente Nicolau Lobato, Timor Plaza, 4º andar, in Dili, Timor Leste.

The formalization of the disposal of assets located at the addresses listed below is subject to prior verification regarding the lack of impediment or prohibition of an administrative or judicial nature:

•           BR 101 KM 205 (Barreiros/ Almoxarifado), in the State of Santa Catarina and registered under enrollment No. 40564;

•           Av Madre Benvenuta, in the State of Santa Catarina and registered under enrollment No. 48391;

•           Rua Cel Genuino, in the State of Rio Grande do Sul and registered under enrollment Nos. 8.247, 24.697, 24.698, 24.699, 11.046, 11.047;

•           Av. Joaquim de Oliveira, in the State of Rio Grande do Sul and registered under enrollment No. 114.947;

•           Avenida Lauro Sodre n° 3290, in the State of Rondônia and registered under enrollment No. 24743;

•           Rua Gabriel de Lara, in the State of Paraná and registered under enrollment No. 16059;

•           Rua Neo Alves Martins n° 2263, in the State of Paraná and registered under enrollment No. 58948;

•           Travessa Teixeira de Freitas n° 75 (Complexo Merces F), in the State of Paraná and registered under enrollment Nos. 36731, 36732, 36733, 36734, 36735, 36736, 36737, 36738, 36739, 36740 and 36741;

•           Avenida Teixeira de Freitas n° 141 (Complexo Merces G), in the State of Paraná and registered under enrollment No. 15049;

•           Rua Visconde Nacar n° 234 (Complexo Merces B), in the State of Paraná and registered under enrollment No. 26912;

•           Rua Visconde do Rio Branco n° 397 (Complexo Merces A), in the State of Paraná and registered under enrollment No. 13940;

•           Avenida Goias, in the State of Goiás and registered under enrollment Nos. 42.041 and 42.042;

•           Avenida Getulio Vargas S/N, in the State of Roraima and registered under enrollment Nos. 46.241, 46.242, 46.243 and 46.244;

•           Rua Sabino Vieira / Rua Chaves De Faria n° 85/ R.S.L. Gonzaga n° 275, in the State of Rio de Janeiro and registered under enrollment No. 55316;

•           Rua Dr. Miguel Vieira Ferreira (Rua Uranos 1139), in the State of Rio de Janeiro and registered under enrollment No. 51186;

•           Estr. Pau da Fome n° 2716, in the State of Rio de Janeiro and registered under enrollment No. 105885;

•           Avenida Nossa Senhora de Copacabana n° 462 A, lj e, s/lj, in the State of Rio de Janeiro and registered under enrollment No. 67704;

•           Rua dos Limoeiros n° 200, in the State of Rio de Janeiro and registered under enrollment No. 10409;

•           Camaragibe – Estrada de Aldeia – Km-125, in the State of Pernambuco and registered under enrollment No. 2503;

•           Rua do Principe n° 156 e n° 120, in the State of Pernambuco and registered under enrollment No. 24857;

•           Rua Itambe n° 200, in the State of Minas Gerais and registered under enrollment No. 38227;

•           Rua Vitorio Nunes Da Motta n° 220, Enseada do Suá in the State of Espírito Santo and registered under enrollment No. 52265;

•           Rua Silveira Martins, Cabula, n° 355 in the State of Bahia and registered under enrollment No. 76908;

•           Rua Prof. Anfrisia Santiago n° 212, in the State of Bahia and registered under enrollment No. 12798;

•           Avenida Getulio Vargas - BL. A, n° 950, in the State of Amazonas and registered under enrollment No. 14610;

•           Rua Goias, S/N, Farol, in the State of Alagoas and registered under enrollment No. 75071;

•           Rua Zacarias da Silva, Lote 2, Barra da Tijuca (Alvorada), in the City and State of Rio de Janeiro and registered under enrollment No. 381171;

•           Rua Senador Pompeu,119 - 5° andar, Centro, in the City and State of Rio de Janeiro and registered under enrollment No. 106766;

•           Rua Alexandre Mackenzie, n° 75, Centro, in the City and State of Rio de Janeiro and registered under enrollment Nos. 274011, 274012, 274013, 274014, 274015, 274039, 274040, 274041, 274042;

•           Rua do Lavradio, n° 71, Centro (Arcos), in the City and State of Rio de Janeiro and registered under enrollment No. 70149;

•           Rua Araribóia, n° 140, São Francisco, in the City of Niterói, State of Rio de Janeiro and registered under enrollment No. 10770;

•           Rua Assai, s/n, Jardim Pindorama, in the City of São Félix do Araguaia, State of Mato Grosso and registered under enrollment No. 3825;

•           Rua Sena Madureira, 1070, in the City of Fortaleza, State of Ceará and registered under enrollment No. 1409;

•           Rua Manoel P. da Silva (Cap. Pereirinha, S/N), in the City of Corumbá, State of Mato Grosso do Sul and registered under enrollment Nos. 24.969, 24.970, 24.971, 24.972 and 24.973;

•           Av Nicanor de Carvalho, n° 10, in the City of Corumbá, State of Mato Grosso do Sul and registered under enrollment No. 12295;

•           Pq. Triunfo de Cotegipe, S/N - João Dantas, in the City of Alagoinhas, State of Bahia and registered under enrollment No. 775;

•           Estrada Velha do Amparo, KM 4, in the City of Friburgo, State of Rio de Janeiro and registered under enrollment No. 5283;

•           Av. Prudente de Morais, n° 757 B, Bairro Tirol, in the City of Natal, State of Rio Grande do Norte and registered under enrollment No. 28639;

•           Av. Afonso Pena, n° 583, in the City of Manaus, State of Amazonas and registered under enrollment No. 7496;

•           Rua Leitão da Silva, n° 2.159, Itararé (CONJED), in the City of Vitória, State of Espírito Santo and registered under enrollment Nos. 46.977 and 46.978;

•           BLOCO C, QUADRA 02, SETOR COMERCIAL CENTRAL, Planaltina, in the City of Brasília, Distrito Federal and registered under enrollment No. 801;

•           Rua Padre Pedro Pinto n°1460, Venda Nova (ISFAP), in the City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 4187;

•           Rua 2 De Setembro, n° 733, Campo De Futebol, in the City of Blumenau, State of Santa Catarina and registered under enrollment No. 598;

•           BR 116, KM 159, Rua Cel Antônio Cordeiro, 3950, Altamira, in the City of Russas, State of Ceará and registered under enrollment No. 180;

•           Rua Correa Vasques, 69, Cidade Nova, in the City and State of Rio de Janeiro and registered under enrollment Nos. 40962, 40963, 40964, 40965, 40966, 40967, 40968, 40969, 40970, 40971, 40972, 41190;

•           Rua Walter Ianni, Anel Rodoviário, KM 23,5 - Bairro Aarão Reis/São Gabriel (PUC MINAS), in the City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 27601.